                                                                     EXHIBIT 4.1

________________________________________________________________________________

                                 THE GAP, INC.

                                      and

                          GPS (GREAT BRITAIN) LIMITED


                                      and

                               GAP (ESO) LIMITED

                                      and

                         GAP (UK DISTRIBUTION) LIMITED

                                      and

                     MOURANT & CO CAPITAL TRUSTEES LIMITED
________________________________________________________________________________


                                   TRUST DEED
                                  constituting
                 THE GAP, INC. UK EMPLOYEE STOCK PURCHASE PLAN
                                      and
                                   THE RULES
                                    thereof
________________________________________________________________________________


                   Adopted by the Board on September 6, 2000
       Approved Under Schedule 8 Finance Act 2000 by the Board of Inland
                                Revenue on [   ]
                            under Reference A1078/SY

This deed is made on                     day of                   2000

BETWEEN

(1) THE GAP, INC. whose principal office is at One Harrison Street, San Francisco, California 94105, USA ("the Company")

     and

(2) GPS (GREAT BRITAIN) LIMITED whose registered office is at 200 Aldersgate Street, London EC1A 4JJ, England;

     and

(3) GAP (ESO) LIMITED whose registered office is at 200 Aldersgate Street, London EC1A 4JJ, England;


     and

(4) GAP (UK DISTRIBUTION) LIMITED whose registered office is at 200 Aldersgate Street, London EC1A 4JJ, England (together with the Company referred to as the "Participating Companies");

     and

(5) MOURANT & CO CAPITAL TRUSTEES LIMITED whose registered office is at 35 New Bridge Street, London EC4V 6BW and referred to as the Trustees.

1.   PURPOSE

     The purpose of this Deed is to establish a trust for the employee share ownership plan known as The Gap, Inc. UK Employee Stock Purchase Plan ("the Plan") which satisfies Schedule 8 Finance Act 2000.

2.   STATUS

     The Plan consists of this Deed and the attached rules and Appendices. The definitions in the rules apply to this Deed. The Company shall from time to time determine which of parts A to D of the Rules shall have effect. Where the Company determines that part B shall have effect it shall also specify whether there is to be an Accumulation Period of up to 12 months, which shall apply equally to all Qualifying Employees in the Plan.

3.   DECLARATION OF TRUST

3.1 The Participating Companies and the Trustees have agreed that all the Shares and other assets which are issued to or transferred to the Trustees are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are transferred to the Trustees by the Company with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2  The Trustees shall hold the Trust Fund upon the following trusts namely:

     (a) as to Shares which have not been awarded to Participants ("Unawarded Shares") upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules,

     (b) as to whole Shares or fractional Shares which have been awarded to a Participant ("Plan Shares") upon trust for the benefit of that Participant on the terms and conditions set out in the Rules,

     (c) as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Qualifying Employee in accordance with the Rules, and

     (d) as to other assets ("Surplus Assets") upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.

3.3 The income of Unawarded Shares and Surplus Assets shall be accumulated by the trustees and added to, and held upon the trusts applying to, Surplus Assets.

3.4 The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

3.5 The perpetuity period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of 80 years from the date of this Deed.

4.   NUMBER OF TRUSTEES

     Unless a corporate Trustee is appointed, there shall always be at least 2 Trustees. Where there is no corporate Trustee, and the number of trustees falls below 2, the continuing Trustee has the power to act only to achieve the appointment of a new Trustee.

5.   INFORMATION

5.1 The Trustees shall be entitled to rely without further enquiry on any information or directions supplied by the Participating Companies in respect of the eligibility of any person to become or remain a Participant in the Plan.

5.2 Except as otherwise provided, the Trustees may in their discretion agree with the Company or any of the Participating Companies matters relating to the operation and administration of the Trust as they may consider advisable in the interest of the Trust and so that no person claiming an interest under this trust shall be entitled to question the legality or correctness of any arrangement or agreement made between the Company and any of the Participating Companies and the Trustees in relation to such operation or administration.

5.3 The decision of the Committee in any dispute affecting Participants or Participating Companies shall by final and conclusive.

5.4 The Trustees may employ on such terms as the Company may agree, and determine, the remuneration of any agent or agents to transact all or any business of whatsoever nature required to be done in the proper administration of the Trust.

6.   RESIDENCE OF TRUSTEES

     Every Trustee shall be resident in the United Kingdom. The Company shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

7.   CHANGE OF TRUSTEES

     The Company has the power to appoint or remove any Trustee for any reason. The change of Trustee, whether it is the appointment or removal shall be effected by resolution of the board of directors of the Company and shall take effect from the date that written notice of such removal is delivered to the Trustee. Any Trustee may resign on no less than three month's notice given in writing to the Company, provided that there will be at least two Trustees or a corporate Trustee immediately after the retirement.

8.   INVESTMENT AND DEALING WITH TRUST ASSETS

8.1 Save as otherwise provided for by the Plan, the Trustees shall not sell or otherwise dispose of Plan Shares.

8.2 The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Shares. In the absence of any such direction, or provision by the Plan, the Trustees shall take no action.

8.3 The Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

     (a)  an institution authorised under the Banking Act 1987;

     (b)  a building society; or

     (c)  a relevant European institution,

     until it is either used to acquire Partnership Shares on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted.

     The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share money has been deducted. The Trustees are, however, not obliged to keep monies in an interest bearing account.

8.4 The Trustees may either retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

8.5 The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

8.6 The Trustees shall not be under any liability to the Participating Companies or to current or former Qualifying Employees by reason of a failure to diversify investments, which results from the retention of Plan or Unawarded Shares.

8.7 The Trustees may delegate its powers, duties or discretions under this Deed or under the rules of the Plan to any persons and on any terms. No delegation made under this clause shall divest the Trustees of their responsibilities under this Deed or under the Schedule. The Trustees have absolute discretion as necessary or appropriate to administer the Plan.

     The Trustees may allow any Shares to be registered in the name of an appointed nominee provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustees of their responsibilities under this Deed or the Schedule.

     The Trustees may at any time, and shall if the Company so directs, revoke any delegation made under this clause or require any Plan assets held by another person to be returned to the Trustees, or both.

9.   LOANS TO TRUSTEES

     The Trustees shall have the power to borrow money for the purpose of:

     (a)  acquiring Shares as specifically provided for in the Plan; and

     (b) paying any other expenses properly incurred by the Trustees in administering the Plan.

10.  TRUSTEES' OBLIGATIONS UNDER THE PLAN

     Notice of Award of Free and Matching Shares

10.1 As soon as practicable after Free and Matching Shares have been awarded to a Participant, the Trustees shall give the Participant a notice stating:

     (a)  the number and description of those Shares;

     (b)  their Initial Market Value on the date of Award; and

     (c)  the Holding Period applicable to them.

     Notice of Award of Partnership Shares

10.2 As soon as practicable after any Partnership Shares have been acquired for a Participant, the Trustees shall give the Participant a notice stating:

     (a)  the number and description of those Shares;

     (b) the amount of money applied by the Trustees in acquiring those shares on behalf of the Participant; and

     (c) the Market Value at the Acquisition Date.

     Notice of acquisition of Dividend Shares

10.3 As soon as practicable after Dividend Shares have been acquired on behalf of a Participant, the Trustees shall give the Participant a notice stating:

     (a)  the number and description of those shares;

     (b)  their Market Value on the Acquisition Date;

     (c)  the Holding Period applicable to them; and

     (d) any amount not reinvested and carried forward for acquisition of further Dividend Shares.

     Notice of any foreign tax deducted before dividend paid

10.4 Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

     Restrictions during the Holding Period

10.5 During the Holding Period the Trustees shall not dispose of any Matching or Dividend Shares (whether by transfer to the employee or otherwise) except as allowed by the following paragraphs of the Schedule:


     (a)  paragraph 32 (power of Trustees to accept general offers etc.);

     (b) paragraph 72 (power of Trustees to raise funds to subscribe for rights issue);

     (c)  paragraph 73 (meeting PAYE obligations); and

     (d) paragraph 121(5) (termination of plan: early removal of shares with participant's consent).

     PAYE Liability etc.

10.6 The Trustees may dispose of a Participant's Shares or accept a sum from the Participant in order to meet any PAYE liability in the circumstances provided in paragraph 95 of the Schedule (PAYE: shares ceasing to be subject to the Plan).

     Where the Trustees receive a sum of money which constitutes a Capital Receipt in respect of which a Participant is chargeable to income tax under Schedule E, the Trustees shall pay to the employer a sum equal to that on which income tax is so payable.

     The Trustees shall maintain the records necessary to enable them to carry out their PAYE obligations, and the PAYE obligations of the employer company so far as they relate to the Plan.

     Where the Participant becomes liable to income tax under Schedule E, Case V of Schedule D, or Schedule F, the Trustees shall inform the Participant of any facts which are relevant to determining that liability.

     Money's worth received by Trustees

10.7 The Trustees shall pay over to the Participant as soon as is practicable, any money or money's worth received by them in respect of or by reference to any shares, other than new shares within paragraph 115 of the Schedule (company reconstructions).

     This is subject to:

     (a)  the provisions of Part VII of the Schedule (dividend reinvestment);

     (b)  the Trustees obligations under paragraphs 95 and 96 of the   Schedule
          (PAYE: obligations to make payments to employer etc); and

     (c)  the Trustees' PAYE obligations.

     General offers etc.

10.8 If any offer, compromise, arrangement or scheme is made which affects the Free Shares or Matching Shares the Trustees shall notify Participants. Each Participant may direct how the Trustees shall act in relation to that Participant's Plan Shares. In the absence of any direction, the Trustees shall take no action.

11.  POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

     If instructed by Participants in respect of their Plan Shares the Trustees may dispose of some of the rights under a rights issue arising from those Shares to obtain enough funds to exercise the remaining rights.

     The rights referred to are the rights to buy additional shares or rights in the same company.

12.  POWER TO AGREE MARKET VALUE OF SHARES

     Where the Market Value of Shares falls to be determined for the purposes of the Schedule, the Trustees may agree with the Inland Revenue that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

13.  PERSONAL INTEREST OF TRUSTEES

     Trustees, and directors, officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

     (a)  participation in the Plan as a Qualifying Employee;

     (b) ownership, in a beneficial or fiduciary capacity, of any shares or other securities in any Participating Company; or

     (c) being a director or employee of any Participating Company, being a creditor, or being in any other contractual relationship with any such Company.

14.  TRUSTEES' MEETINGS

     The Trustees shall hold meetings as often as is necessary for the administration of the Plan. There shall be at least two Trustees present at a meeting except where the sole Trustee is a corporate Trustee and the Trustees shall give due notice to all the Trustees of such a meeting. Decisions made at such a meeting by a majority of the Trustees present
     shall be binding on all the Trustees.   A written resolution signed by all
     the Trustees shall have the same effect as a resolution passed at a meeting.

15.  SUBSIDIARY COMPANIES

     Any Subsidiary in addition to those Subsidiaries which are already parties to this Deed may with the agreement of the Company become a party to this Deed and the Plan by executing a deed of adherence agreeing to be bound by this Deed and the Rules.

     Any company which ceases to be a Subsidiary shall cease to be a Participating Company.

16.  EXPENSES OF PLAN

     The Participating Companies shall meet the costs of the preparation and administration of this Plan.

17.  TRUSTEES' LIABILITY AND INDEMNITY


17.1 The Participating Companies shall jointly and severally indemnify each of the Trustees against any expenses and liabilities which are incurred through acting as a Trustee of the Plan and which cannot be recovered from the Trust Fund. This does not apply to expenses and liabilities which are incurred through fraud, wilful wrongdoing or negligence or are covered by insurance under clause 17.3.

17.2 No Trustee shall be personally liable for any breach of trust (other than through fraud, wilful wrongdoing or negligence) over and above the extent to which the Trustee is indemnified by the Participating Companies in accordance with clause 17.1 above.

17.3 A non-remunerated Trustee may insure the Plan against any loss caused by him or any of his employees, officers, agents or delegates. A non-remunerated Trustee may also insure himself and any of these persons against liability for breach of trust not involving fraud or wilful wrongdoing or negligence of the Trustee or the person concerned.

17.4 A Trustee who carries on a profession or business may charge for services rendered on a basis agreed with the Company. A firm or company in which a Trustee is interested or by which he is employed may also charge for services rendered on this basis.

18.  COVENANT BY THE PARTICIPATING COMPANIES

     The Participating Companies hereby jointly and severally covenant with the Trustees that they shall pay to the Trustees all sums which they are required to pay under the Rules and shall at all times comply with the Rules.

19.  ACCEPTANCE OF GIFTS

     The Trustees may accept gifts of Shares and other assets which shall be held upon the trusts declared by clause 3.1 or 3.4 as the case may be.

20.  TRUSTEES' LIEN

     The Trustees' lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

     (a) the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities; and

     (b) the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan.

21.  AMENDMENTS TO THE PLAN

     The Committee may, with the Trustees' written consent, from time to time amend the Plan provided that:

     (a) no amendment which would adversely prejudice to a material extent the rights attaching to any Plan Shares awarded to or acquired by Participants may be made nor may any alteration be made giving to Participating Companies a beneficial interest in Plan Shares, and

     (b) if the Plan is approved by the Inland Revenue at the time of an amendment or addition, any amendment or addition to a "key feature" (as defined in paragraph 118(3)(a) of the Schedule) of the Plan shall not have effect unless and until the written approval of the Inland Revenue has been obtained in accordance with paragraph 4 of the Schedule.

22.  TERMINATION OF THE PLAN

22.1  The Plan shall terminate:

     (a) in accordance with a Plan Termination Notice issued by the Company to the Trustees under paragraph 120 of the Schedule, or

     (b)  if earlier, on the expiry of the Trust Period.

22.2 The Company shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustees, the Inland Revenue and each individual who has Plan

     Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

22.3 Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period, paragraph 121 of the Schedule shall have effect.

22.4 Any Shares or other assets which remain undisposed of after the requirements of paragraph 121 of the Schedule have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion think appropriate.

23.  SHARES FROM QUALIFYING SHARE OWNERSHIP TRUSTS

     Where Shares are transferred to the Trustees in accordance with paragraph 76 of the Schedule, they shall award such Shares only as Free and Matching Shares, and in priority to other available Shares.

24.  NOTICES

     Each notice, request or other communication to be given or made under the Plan shall be in writing and delivered or sent to the relevant party at its address as notified to the other party

25.  PROPER LAW

     This Deed and the trusts of this Deed shall be governed by and constructed in accordance with the laws of England and Wales.

IN WITNESS whereof this deed has been signed by the duly authorised representatives of the Participating Companies and the Trustees the day and year first before written.


     Executed as a deed     )
     on behalf of           )
     The Gap, Inc.          )
     By                     )
                              ________________________ Authorised Signatory

                              ________________________ Authorised Signatory

     Executed as a deed     )
     on behalf of           )
     GPS (Great Britain)    )
     Limited                )
     By                     )

                              ________________________ Director


                              ________________________ Director or
                                                       Secretary

     Executed as a deed    )
     on behalf of          )
     Gap (ESO) Limited     )
     By                    )

                              ________________________ Director


                              ________________________ Director or
                                                       Secretary

     Executed as a deed    )
     on behalf of          )
     Gap (UK Distribution) )
     Limited               )
     By                    )

                              ________________________ Director



                              ________________________ Director or
                                                       Secretary

     The common seal of    )
     Mourant & Co Capital  )
     Trustees Limited      )
     was hereunto affixed  )
     in the presence of:   )

                             _________________________ Director



                            __________________________ Authorised
                                                       Signatory

                           RULES OF THE GAP, INC. UK
                         EMPLOYEE STOCK PURCHASE PLAN

1.   DEFINITIONS

2.   PURPOSE OF THE PLAN

3.   ELIGIBILITY OF INDIVIDUALS

4.   PARTICIPATION ON SAME TERMS

5.   PARTNERSHIP SHARES (PART A)

6.   MATCHING SHARES (PART B)

7.   DIVIDEND SHARES (PART C)

8.   COMPANY RECONSTRUCTIONS

9.   RIGHTS ISSUES

10.  LEAVERS

11.  NUMBER OF SHARES

1.   DEFINITIONS

1.1  The following words and expressions have the following meanings:

"Accumulation Period"   in relation to Partnership Shares, the period during
                        which the Trustees accumulate a Qualifying Employee's
                        Partnership Share Money before acquiring Partnership
                        Shares or repaying it to the employee

"Acquisition Date"      (a) in relation to Partnership Shares, where there is an
                        Accumulation Period, the meaning given by paragraph
                        42(3) of the Schedule; and

                        (b) in relation to Dividend Shares, the meaning given by paragraph 56(3) of the Schedule

"Associated Company"    the same meaning as in section 416 of ICTA 1988

"Award Date"            in relation to Matching Shares, the date on which such
                        Shares are awarded

"Award" (a) in relation to Matching Shares, the appropriation of Matching Shares in accordance with the Plan; and

                        (b) in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan

"Capital Receipt"       the same meaning as in paragraph 79 of the Schedule

"Close Company"         the same meaning as in section 414 of ICTA 1988

"the Committee"         shall mean the committee appointed by the company's
                        Chief Executive Officer to administer the Plan

"the Company"           The Gap, Inc.

"Connected Company"     the same meaning as in paragraph 16(4) of the Schedule

"Control"               the same meaning as in section 840 of ICTA 1988

"Dealing Day"           a day on which the Stock Exchange is open for the
                        transaction of business

"the Deed"              The Gap, Inc. UK Employee Stock Purchase Plan Trust

"Dividend Shares"       Shares acquired on behalf of a Participant from
                        reinvestment of dividends under Part C of the Plan and which are subject to the Plan

"Group Plan"              the Plan as established by The Gap, Inc., and
                          extending to its Subsidiaries which are Participating
                          Companies

"Holding Period"          (a) in relation to Matching Shares, the period
                          specified by the Company as mentioned in Rule 6.5; and

                          (b) in relation to Dividend Shares, the period of 3 years from the Acquisition Date

"ICTA 1988"               the Income and Corporation Taxes Act 1988

"Initial Market Value"    the Market Value of a Share on an Award Date. Where
                          the Share is subject to a restriction or risk of forfeiture, the Market Value shall be determined without reference to that restriction or risk

"Market Value"            in relation to Shares to be awarded under the Plan on
                          any date

                          (a) the closing price of a Share on the New York Stock Exchange Composite Transactions Index; or

                          (b) the Market Value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with the Inland Revenue Shares Valuation Division on/or before that day

"Matching Shares"         Shares awarded under Part B of the Plan and which are
                          subject to the Plan

"Material Interest"       the same meaning as in paragraph 15 of the Schedule

"NICs"                    National Insurance Contributions

"Participant"             an individual who has received under the Plan an Award
                          of Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired

"Participating Company"   the Company and such of its Subsidiaries as are
                          parties to the Deed or have executed deeds of adherence to the Plan under clause 15 of the Trust
                          Deed

"Partnership Shares"      Shares awarded under Part A of the Plan and which are
                          subject to the Plan

"Partnership Share        an agreement in the terms set out in the Appendix
Agreement"

"Partnership Share Money"    money deducted from a Qualifying Employee's Salary
                             pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person

"the Plan"                   The Gap, Inc. UK Employee Stock Purchase Plan

"Plan Shares"                (a) Matching Shares and Partnership Shares awarded
                             to Participants;

                             (b) Dividend Shares acquired on behalf of Participants; and

                             (c) shares in relation to which paragraph 115(5) (company reconstructions: new shares) of the Schedule applies that remain subject to the Plan

"Plan Termination Notice"    a notice issued under paragraph 120 of the Schedule

"Profit Sharing Scheme"      a profit-sharing scheme approved by the Board of
                             Inland Revenue under Schedule 9 of ICTA 1988

"Qualifying Corporate Bond"  the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992

"Qualifying Employee"        an employee who must be invited to participate in
                             an award in accordance with Rule 3.5 and any employee who the Company has invited in accordance with Rule 3.6

"Redundancy"                 the same meaning as in the Employment Rights Act
                             1996

"Relevant Employment"        employment by the Company or any Associated Company

"Retirement Age"             50

"Salary"                     the same meaning as in paragraph 48 of the Schedule

"the Schedule"               Schedule 8 to the Finance Act 2000

"Shares" shares of common stock in the capital of the Company which comply with the conditions set out in paragraph 59 of the Schedule

"the Stock Exchange"         the New York Stock Exchange

"Subsidiary"                 any company which is for the time being under the
                             Control of the Company

"Tax Year"                   a year beginning on 6 April and ending on the
                             following 5 April

"the Trustees"               the trustees or trustee of the Plan

"the Trust Fund"             all assets transferred to the Trustees to be held
                             on the terms of the Trust Deed and the assets from time to time representing such assets, including any accumulations of income

"the Trust Period"           the period of 80 years beginning with the date of
                             the Deed

1.2 References to any Act, or Part, Chapter, or section (including ICTA 1988) shall include any statutory modification, amendment or re-enactment of that Act, for the time being in force.

1.3 Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

2.  PURPOSE OF THE PLAN

    The purpose of the Plan is to enable employees of Participating Companies to acquire shares in a company which give them a continuing stake in that company.

3.  ELIGIBILITY OF INDIVIDUALS

3.1 Subject to rule 3.4, individuals are eligible to participate in an Award only if:

    (a)  they are employees of a Participating Company;

    (b) they are eligible on the date(s) set out in paragraph 13(1) of the Schedule; and

    (c)  they do not fail to be eligible under either or both Rules 3.2 or 3.3

3.2 Individuals are not eligible to participate in an Award of Shares if they have, or within the preceding twelve months have had, a Material Interest in:

    (a) a Close Company whose Shares may be appropriated or acquired under the Plan; or

    (b) a company which has Control of such a company or is a member of a consortium which owns such a company.

3.3 Individuals are not eligible to participate in an Award of Free Shares in any Tax Year if in that Tax Year:

    (a) they have been awarded shares under a Profit-Sharing Scheme established by the Company or a Connected Company, or are to be awarded such shares at the same time; or

     (b) they have received (or are to receive at the same time) an Award under another plan established by the Company or a Connected Company and approved under the Schedule, or if they would have received such an Award but for their failure to meet a performance target.

3.4 Individuals are not eligible to participate in an Award of Partnership Shares or Matching Shares in any Tax Year if in that Tax Year they have received (or are to receive at the same time) an Award under another plan established by the Company or a Connected Company (as defined in paragraph 16(4) of the Schedule) and approved under the Schedule, or if they would have received such an Award but for their failure to meet a performance target.

     Employees who must be invited to participate in Awards

3.5 Individuals shall be eligible to receive an Award of shares under the Plan if they meet the requirements in Rule 3.1 and are chargeable to income tax in respect of their employment under Case I of Schedule E.

     In this case they shall be invited to participate in any Awards of Partnership Shares and Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

     Employees who may be invited to participate in Awards

3.6  The Company may also invite any employee who meets the requirements in Rule
     3.1 to participate in any Award of Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

4.   PARTICIPATION ON SAME TERMS

4.1 Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

                                    PART A

5.   PARTNERSHIP SHARES

5.1 The Company may at any time invite every Qualifying Employee to enter into an agreement with the Company (a "Partnership Share Agreement") in the terms of the draft in the Appendix to these Rules.

5.2 Partnership Shares shall not be subject to any provision under which they may be forfeit.

     Maximum amount of deductions

5.3 The amount of Partnership Share Money deducted from an employee's Salary shall not exceed (Pounds)125 in any month or such other amount as may be permitted by the Schedule. If the Salary is not paid monthly, the (Pounds)125 limit shall be calculated proportionately.

5.4 The amount of Partnership Share Money deducted from an employee's Salary over an Accumulation Period shall not exceed 10% of the total of the payments of Salary made to such employee over that Accumulation Period or if there is no Accumulation Period, 10% of the Salary payment from which the deduction is made.

5.5 Any amount deducted in excess of that allowed by Rule 5.3 or 5.4 shall be paid over to the employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

     Minimum amount of deductions

5.6 The minimum amount to be deducted under the Partnership Share Agreement in any month shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than (Pounds)10.

     Notice of possible effect of deductions on benefit entitlement

5.7 Every Partnership Share Agreement shall contain a notice under paragraph 38 of the Schedule.

     Restriction imposed on number of Shares awarded

5.8 The Company may specify the maximum number of Shares to be included in an Award of Partnership Shares.

5.9 The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award.

5.10 The notification in Rule 5.9 above shall be given if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

      Plan with Accumulation Period

5.11 If there is an Accumulation Period, the Trustees shall acquire Shares on behalf of the Qualifying Employee, on the Acquisition Date, using the Partnership Share Money.

5.12 The number of Shares acquired on behalf of each Participant shall be determined by reference to the lower of:

      (a) the Market Value of the Shares at the beginning of the Accumulation Period; and

      (b)  the Market Value of the Shares on the Acquisition Date.

5.13 If a transaction occurs during an Accumulation Period which results in a new holding of Shares being equated for the purposes of capital gains tax with any of the Shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

      Surplus Partnership Share Money

5.14 Any surplus Partnership Share Money remaining after the acquisition of Shares by the Trustees:

      (a) may, with the agreement of the Participant, be carried forward to the next Accumulation Period or the next deduction; and

      (b) in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

      Withdrawal from Partnership Share Agreement

5.15 An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to the Company. Unless a later date is specified in the notice, such a notice shall take effect 30 days after the Company receives it. Any Partnership Share Money then held on behalf of an employee shall be paid over to that employee as soon as practicable. This payment shall be subject to income tax under PAYE and NICs.

      Repayment of Partnership Share Money on withdrawal of approval or Termination

5.16 If approval of the Plan is withdrawn or a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAYE and NICs.

      Scaling down

5.17 If the Company receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 5.8 then the following steps shall be taken in sequence until the excess is eliminated.

     Step 1. the excess of the monthly deduction chosen by each applicant over (Pounds)10 shall be reduced pro rata;

     Step 2.  all monthly deductions shall be reduced to (Pounds)10;

     Step 3. applications shall be selected by lot, each based on a monthly deduction of (Pounds)10.

     Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

                                    PART B

6.   MATCHING SHARES

6.1 The Partnership Share Agreement sets out the basis on which a Participant is entitled to Matching Shares in accordance with this Part of the Rules.

     General requirements for Matching Shares

6.2  Matching Shares shall:

     (a) be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

     (b) subject to Rule 6.4, be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

     (c)  be awarded to all Participants on exactly the same basis.

     Ratio of Matching Shares to Partnership Shares

6.3 The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and that ratio shall not exceed 2:1. The Company may vary the ratio before Partnership Shares are acquired. Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

6.4 If the Partnership Shares on that day are not sufficient to produce a whole Matching Share, the match shall be made when sufficient Partnership Shares have been acquired to allow at least one Matching Share to be appropriated.

     Holding Period for Matching Shares

6.5 The Company shall, in relation to each Award Date, specify a Holding Period for Matching Shares throughout which a Participant shall be bound by the terms of the Partnership Share Agreement.

6.6 The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years, beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

6.7  Participants may during the Holding Period direct the Trustees:

     (a) to accept an offer for any of their Matching Shares if the acceptance or agreement shall result in a new holding being equated with those original Shares for the purposes of capital gains tax; or

     (b) to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Matching Shares if the offer forms part of such a general offer as is mentioned in paragraph
          (c); or

     (c) to accept an offer of cash, with or without other assets, for their Matching Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their Shares or to the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of ICTA 1988; or

     (d) to agree to a transaction affecting their Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

          (i) all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

          (ii) all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

                                    PART C

7.   DIVIDEND SHARES

     Reinvestment of cash dividends

7.1 The Partnership Share Agreement, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

7.2 The Company may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

7.3  Dividend Shares shall be Shares:

     (a) of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

     (b)  which are not subject to any provision for forfeiture.

7.4  The Company may decide to:

     (a) apply all Participants' dividends, up to the limit specified in Rule 7.6, to acquire Dividend Shares;

     (b)  to pay all dividends in cash to all Participants; or

     (c)  to offer Participants the choice of either (a) or (b) above.

7.5  The Company may revoke any direction for reinvestment of cash dividends.

7.6 The amount applied by the Trustees in acquiring Dividend Shares shall not exceed (Pounds)1,500 per participant in each Tax Year. For the purposes of this Rule, the Dividend Shares are those acquired under this Plan and those acquired under any other plan approved under the Schedule. In exercising their powers in relation to the acquisition of Dividend Shares, the Trustees must treat Participants fairly and equally.

7.7 If the amounts received by the Trustees exceed the limit in Rule 7.6, the balance shall be paid to the Participant as soon as practicable.

7.8 The Trustees shall apply all the cash dividend to acquire Shares on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

     Certain amounts not reinvested to be carried forward

7.9  Subject to Rule 7.7, any amount that is not reinvested:

     (a) because the amount of the cash dividend is insufficient to acquire a Share; or

     (b)  because there is an amount remaining after acquiring the Dividend
          Shares;

     may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested.

7.10 If, during the period of three years beginning with the date on which the dividend was paid:

     (a)  it is not reinvested; or

     (b)  the Participant ceases to be in Relevant Employment; or

     (c)  a Plan Termination Notice is issued;

     the amount shall be repaid to the Participant as soon as practicable. On making such a payment, the Participant shall be provided with the information specified in paragraph 90 of the Schedule.

     Holding Period for Dividend Shares

7.11 The Holding Period for Dividend Shares shall be a period of 3 years, beginning with the Acquisition Date.

7.12 Participants may during the Holding Period direct the Trustees:

     (a) to accept an offer for any of their Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those shares for the purposes of capital gains tax; or

     (b) to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph
          (c); or

     (c) to accept an offer of cash, with or without other assets, for their Dividend Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their Shares or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of ICTA 1988; or

     (d) to agree to a transaction affecting their Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

          (i) all of the ordinary share capital of the company or, as the case may be, all the shares of the class in question; or

          (ii) all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

7.13 Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, he shall be provided with the information specified in paragraph 93(4) of the Schedule.

                                    PART D

8.   COMPANY RECONSTRUCTIONS

8.1 The following provisions of this Rule apply if there occurs in relation to any of a Participant's Plan Shares (referred to in this Rule as "the Original Holding"):

     (a) a transaction which results in a new holding (referred to in this Rule as "the New Holding") being equated with the Original Holding for the purposes of capital gains tax; or

     (b) a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

8.2 If an issue of Shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those Shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

     (a) redeemable shares or securities issued as mentioned in section 209(2)(c) of ICTA 1988;

     (b) share capital issued in circumstances such that section 210(1) of ICTA 1988 applies; or

     (c)  share capital to which section 249 of ICTA 1988 applies.

8.3  In this Rule:

     "Corresponding Shares" in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent; and

     "New Shares" means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

8.4 Subject to the following provisions of this Rule, references in this Plan to a Participant's Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

8.5  For the purposes of the Plan:

     (a) a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

     (b) the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

8.6 In the context of a New Holding, any reference in this Rule to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

9.    RIGHTS ISSUES

9.1 Any shares or securities allotted under clause 23 of the Trust Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those shares.

9.2   Rule 9.1 does not apply:

      (a) to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this Rule; or

      (b) where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the company.

10.   LEAVERS

10.1 A Participant who ceases to be in Relevant Employment must remove his Plan Shares within 90 days of such cessation of employment. If the Trustees do not receive sufficient notice from the Participant for the sale or transfer of Plan Shares within 90 days, then the Trustee shall have the discretion to dispose of those shares to meet any PAYE or NIC liability on behalf of the Participant.

11.   NUMBER OF SHARES

11.1 Not more than One Million shares of common stock may be awarded pursuant to the Plan.

            APPENDIX  The Gap, Inc. UK Employee Stock Purchase Plan
                  ("the Plan"):  Partnership Share Agreement

This agreement is between:
------------------------------------------------------------------------------------------------------------------------------------
Participant ("the Participant")           Company ("the Company")                   Trustees ("the Trustees")
Name:                                     Name:                                     Name : Mourant & Co Capital Trustees
Home Address:                             Registered Address:                       Limited

Payroll Number:                           Registered Number:
------------------------------------------------------------------------------------------------------------------------------

This agreement sets out the terms on which the Participant agrees to buy shares and accept Matching Shares under the terms of the Plan and is subject to the rules of the Plan. The definitions in the Plan Rules apply to this agreement:

NOTICE TO PARTICIPANT ABOUT POSSIBLE EFFECT ON BENEFITS

Deductions from your pay to buy Partnership Shares under this agreement may affect your entitlement to, or the level of, some contributory social security benefits, statutory maternity pay and statutory sick pay. They may also have a similar effect in respect of some contributory social security benefits paid to your wife or husband. With this agreement you should have been given information on the effect of deductions from your pay to buy Partnership Shares on entitlement to social security benefits, statutory sick pay and statutory maternity pay. The effect is particularly significant if your earnings are brought below the lower earnings limit for National Insurance purposes, and is explained in the information: it is therefore important that you read it before choosing to enrol. If you have not been given a copy, ask your employer for it. Otherwise a copy may be obtained from any office of the Inland Revenue, Department of Social Security, or, in Northern Ireland, of the Department for Social Development. You should take the information you have been given into account in deciding whether to buy Partnership Shares.

                                                            -------------------
                                                            Insert amount
                                             -----------    between (Pound)10
                                               (Pound)      and (Pound)125 per
                                             -----------    month and not more
                                                            than 10% of my
PARTICIPANT                                                 salary
                                                            -------------------
1. I agree to allow my employer to deduct the following amount per month from my Salary:
2. I agree that these deductions will be used to buy Partnership Shares in The Gap, Inc. for me. I agree that the Trustees will accumulate my deductions from [Company to specify beginning and end of Accumulation Period] and buy Partnership Shares in The Gap, Inc. for me after the end of the Accumulation Period.
3. I agree to accept Matching Shares in The Gap, Inc. awarded to me under the Plan and leave them in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of 3 years.
4. I agree that all dividends paid on my shares will be used by the Trustees to buy more shares in The Gap, Inc. for me according to the rules of the Plan. I agree to accept the Dividend Shares bought for me and leave them in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of 3 years.
5.   I understand that shares may fall in value as well as rise.
6. I have read this agreement and agree to be bound by it and by the rules of the Plan.
7. I may specify to the Trustees the designation of one or more beneficiaries to receive any amounts credited to my account at the time of my death.

COMPANY

8. The Company agrees to arrange for shares in The Gap, Inc. to be bought for me, according to the rules of the Plan.
9. The Company agrees to provide one Matching Share for every seven Partnership Shares purchased.
10. The Company undertakes to notify me of any restriction on the number of Partnership Shares available in the (or each) Award.

TRUSTEES

11. The Trustees agree to keep my Salary deductions in [name of bank] until they are used to buy shares in The Gap, Inc. for me.

Signature: _______________________________      Date:    ___ / ___ /_____

 PLEASE USE BLOCK CAPITALS AND READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING

Rights and Obligations

1. I agree that taking part in the Plan does not affect my rights, entitlements and obligations under my contract of employment, and does not give me any rights or additional rights to compensation or damages if my employment ceases.

2. I may stop the deductions at any time, or begin them again at the beginning of any Accumulation Period, by writing to the Trustees, but I may not make up any amounts missed when deductions were stopped.

3. I agree that the deductions from my salary, or the number of shares that I receive may be scaled down if the limit on the number of shares set by the Company for this award is exceeded.

4. I may ask the Trustees for my Partnership Shares at any time, but I may have to pay income tax and National Insurance Contributions when they are taken out of the Plan.

5. I agree to allow the Trustees to sell some or all of my shares to pay any income tax and National Insurance Contributions in respect of my shares ceasing to be subject to the Plan, unless I provide them in advance with sufficient funds to pay these amounts.

6. I agree that any deductions not used to buy shares will at the discretion of the Trustees be carried forward and added to the next deduction or Accumulation Period.

7. If there is a rights issue, I agree to allow the Trustees to sell some of the rights attached to my shares in the Plan, in order to fund the exercise of the rights attached to other shares held by me in the Plan.

8. I can at any time withdraw from this agreement by writing to the Trustees. Any unused deductions will be returned to me after the deduction of any necessary income tax or National Insurance Contributions.

9. I agree that withdrawal from this agreement will not affect the terms on which I agreed to buy shares already held for me under the Plan.


Accumulation Period

10. The Accumulation Period shall come to an end when [specify nature of event(s)], but this agreement shall continue until terminated by any party giving notice to the others.

11.  I may only restart deductions at the start of a new Accumulation Period.

Matching Shares

12. The ratio of Matching Shares to Partnership Shares is 1:7 and may be varied by the Company giving me notice in advance.

13. If the ratio varies, the Company will notify me before the Partnership Shares are bought for me.

Partnership Share Money held by Trustees

14. The Trustees are under no obligation to keep the deductions in an interest-bearing account, but if they do, they will pay the interest to me.

Dividend Reinvestment

15.  Cash dividends will be used to buy more shares (Dividend Shares) for me.

16.  Any amount over (Pounds)1500 in each tax year will be paid to me.

17. Any amount below (Pounds)1500 not used to buy shares shall be carried forward and added to the next cash dividend to be reinvested.

Holding Period: Dividend and Matching Shares

18.  I understand that my obligations during the Holding Period will end:

     a)   if I cease to be in Relevant Employment;
     b) if the Company terminates the Plan in accordance with Clause 22 of the Deed and I have consented to the transfer of the Shares to me.

19.  I understand that my obligations under the Holding Period are subject to:

     a)   the right of the Trustees to sell my shares to meet PAYE obligations;
     b) the Trustees accepting at my direction an offer for my shares in accordance with the Plan.